SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                   FORM  12b-25

                    Commission  File  Number    333-70663
                                                ---------


                           NOTIFICATION  OF  LATE  FILING


(Check  One):   [_] Form 10-K    [_] Form 11-K    [_] Form 20-F    [X] Form 10-Q
                                                                    -
                [_]  Form  N-SAR

                For  Period  Ended:  March  31,  2002
                                     ----------------

     [_]  Transition  Report  on  Form  10-K

     [_]  Transition  Report  on  Form  20-F

     [_]  Transition  Report  on  Form  11-K

     [_]  Transition  Report  on  Form  10-Q

     [_]  Transition  Report  on  Form  N-SAR

          For  the  Transition  Period  Ended:

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A

                                     PART  I
                             REGISTRANT  INFORMATION

CONNECTIVCORP
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Full  Name  of  Registrant


SPINROCKET.COM,  INC.
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Former  Name  if  Applicable

750  Lexington  Avenue,  23rd  Floor
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Address  of  Principal  Executive  Office  (Street  and  Number)

New  York,  New  York  10022
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City,  State  and  Zip  Code

                                    PART  II
                             RULE  12b-25(b)  AND  (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The  reasons  described  in reasonable detail in Part III of this
     |         form  could  not  be  eliminated  without  unreasonable effort or
     |         expense;
     |
     |    (b)  The  subject annual report, semi-annual report, transition report
     |         on  Form  10-K,  Form  20-F,  Form 11-K or Form N-SAR, or portion
[X]  |         thereof  will  be  filed  on  or  before  the  15th  calendar day
     |         following  the  prescribed  due  date;  or  the subject quarterly
     |         report or transition report on Form 10-Q, or portion thereof will
     |         be  filed  on  or  before  the  fifth  calendar day following the
     |         prescribed  due  date;  and
     |
     |    (c)  The  accountant's  statement  or  other  exhibit required by Rule
     |         12b-25(c)  has  been  attached  if  applicable.


                                   PART  III
                                   NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The  registrant  is  unable  to  file  its Quarterly Report (the "Quarterly
Report") on Form 10-QSB for its fiscal quarter ended March 31, 2002 by the prescribed date of May 15, 2002 without unreasonable effort or expense because not all of the necessary information is available for the preparation of its financial statements. The registrant is requesting additional time through this Notification of Late Filing to be able to accumulate and report accurate financial information and finalize its financial statements. The registrant intends to file its Quarterly Report on or prior to the prescribed extended date.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


               ELLIOT  GOLDMAN                     (212)  750-5858
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                  (Name)                     (Area Code) (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                               [X]  Yes  [_]  No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                               [ ]  Yes  [X]  No




                                  CONNECTIVCORP
                   -------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  May  15,  2002              By:  /s/  Elliot  Goldman
      ----------------             ----------------------------
                                   Elliot  Goldman
                                   President